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                                                                   EXHIBIT 99.12

                                [FORM OF OPINION]

                                 ______ __, 2004

Board of Directors
Seix Funds, Inc.
300 Tice Boulevard
Woodcliff Lake, NJ 07677

Board of Trustees
STI Classic Funds
101 Federal Street
Boston, MA 02110

      Re: AGREEMENT AND PLAN OF REORGANIZATION, DATED _______ ___, 2004 (THE "AGREEMENT"), BETWEEN AND AMONG THE SEIX FUNDS, INC., A MARYLAND BUSINESS TRUST ("SEIX"), ON BEHALF OF ITS SEIX CORE BOND FUND, SEIX INTERMEDIATE BOND FUND, SEIX HIGH YIELD BOND FUND, AND SEIX LIMITED DURATION FUND SERIES (EACH AN "ACQUIRED FUND"), AND THE STI CLASSIC FUNDS, A MASSACHUSETTS BUSINESS TRUST (THE "ACQUIRING TRUST"), ON BEHALF OF ITS STI CLASSIC INSTITUTIONAL CORE BOND FUND, STI CLASSIC INSTITUTIONAL INTERMEDIATE BOND FUND, SEIX INSTITUTIONAL HIGH YIELD FUND, AND STI CLASSIC INSTITUTIONAL LIMITED DURATION FUND SERIES (EACH AN "ACQUIRING FUND")

Ladies and Gentlemen:

            You have requested our opinion as to certain U.S. federal income tax consequences of the reorganization of each Acquired Fund and its corresponding Acquiring Fund (as set forth on Appendix A; each, a "Reorganization").(1) Each Reorganization will involve the transfer of all of the assets of the Acquired Fund to its corresponding Acquiring Fund, a newly created series of the Acquiring Trust, and the assumption of the liabilities of the Acquired Fund by the Acquiring Fund in exchange for shares of the Acquiring Fund. These shares of the Acquiring Fund will be distributed to the shareholders of the Acquired Fund, following which the Acquired Fund will be liquidated. In the distribution, shareholders of the Acquired Fund

-------------------
(1) Each reference to an Acquired Fund or an Acquiring Fund is made with respect to each of its separate series, as appropriate.

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Board of Trustees, Seix Funds, Inc.
Board of Trustees, STI Classic Funds
______ __, 2004
Page 2

who hold shares of Class I or Class P will receive, as specified on Appendix A, Institutional or Class A shares of the Acquiring Fund.

            In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the Registration Statement/Proxy Statement on Form N-1A provided to shareholders of each Acquired Fund in connection with the Special Meeting of Shareholders of each Acquired Fund held on ______ __, 2004, (c) certain representations concerning the Reorganization made to us by Seix and the Acquiring Trust in letters dated ______ __, 2004 (the "Representation Letters"),
(d) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

            Under regulations to be prescribed by the Secretary of Treasury under Section 1276(d) of the Internal Revenue Code of 1986, as amended (the "Code"), certain transfers of market discount bonds will be excepted from the requirement that accrued market discount be recognized on disposition of a market discount bond under Section 1276(a) of the Code. Such regulations are to provide, in part, that accrued market discount will not be included in income if no gain is recognized under Section 361(a) of the Code where a bond is transferred in an exchange qualifying as a federal tax-free reorganization. As of the date hereof, the Secretary has not issued any regulations under Section 1276 of the Code.

            For purposes of this opinion, we have assumed that the Acquired Fund at the Effective Time of the Reorganization satisfies, and following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of subchapter M of the Code, for qualification as a regulated investment company.

            Based on the foregoing and provided the Reorganization is carried out in accordance with the applicable laws of the Commonwealth of Massachusetts and the State of Maryland, the Agreement and the Representation Letters, it is our opinion, with respect to the Acquired Fund and Acquiring Fund, that:

            1. The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Acquired Fund and Acquiring Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

            2. No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund's liabilities or upon the distribution of the Acquiring Fund Shares to the Acquired Fund's shareholders in exchange for their shares of the Acquired Fund.

            3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund. We express no

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Board of Trustees, Seix Funds, Inc.
Board of Trustees, STI Classic Funds
______ __, 2004
Page 3

opinion as to whether any accrued market discount will be required to be recognized as ordinary income pursuant to Section 1276 of the Code.

            4. The adjusted tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the adjusted tax basis of such assets to the Acquired Fund immediately prior to the Reorganization.

            5. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the holding period of those assets in the hands of the Acquired Fund immediately prior to the Reorganization.

            6. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled) and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund.

            7. The aggregate adjusted tax basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by the Acquired Fund's shareholders immediately prior to the Reorganization.

            8. The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset as of the Effective Time of the Reorganization.

            9. For purposes of section 381 of the Code, the Acquiring Fund will be treated as the same corporation as the Acquired Fund and the tax attributes of the Acquired Fund enumerated in Section 381(c) of the Code will be taken into account by the Acquiring Fund as if there had been no reorganization (See
Section 1.381(b)-1(a)(2) of the Treasury Regulations).

            This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

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Board of Trustees, Seix Funds, Inc.
Board of Trustees, STI Classic Funds
______ __, 2004
Page 4

            Our opinion is conditioned upon the performance by the Acquiring Trust and Seix of their undertakings in the Agreement and the Representation Letters.

            This opinion is being rendered to the Acquiring Trust, on behalf of each Acquiring Fund, and Seix, on behalf of each Acquired Fund, and may be relied upon only by such funds and the shareholders of each such fund.

                                Very truly yours,

                                      DRAFT

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                                   APPENDIX A

ACQUIRED FUND AND CLASS                ACQUIRING FUND AND CLASS
-----------------------                --------------------------
SEIX CORE BOND FUND                    STI CLASSIC INSTITUTIONAL CORE BOND FUND
- Class I Shares                       - Institutional Shares
- Class P Shares                       - Class A Shares

SEIX INTERMEDIATE BOND FUND            STI CLASSIC INSTITUTIONAL INTERMEDIATE BOND FUND
- Class I Shares                       - Institutional Shares

SEIX HIGH YIELD FUND                   SEIX INSTITUTIONAL HIGH YIELD FUND
- Class I Shares                       - Institutional Shares
- Class P Shares                       - Class A Shares

SEIX LIMITED DURATION FUND             STI CLASSIC INSTITUTIONAL LIMITED DURATION FUND
- Class I Shares                       - Institutional Shares